Exhibit 5.6

Your Ref:

Our Ref:A&A/1000907

3 August 2011

Addressees (as listed in the First Schedule)

Dear Sirs,

Vantage Drilling Company – Filing of Registration Statement on Form S-3

1.	Background

We have acted as counsel as to Malaysian law to

(a)	Vantage Drilling Company ( the “Company”);

(b)	Vantage Drilling (Malaysia) I Sdn. Bhd. (“VDM”); and

(c)	Vantage Drilling Labuan I Ltd (“VDL”).

in connection with the Company’s registration statement on Form S-3, including all amendments or supplements thereto, filed with the United States Securities and Exchange Commission under the United States Securities Act of 1933, as amended (the “Act”), relating to securities to be issued and sold by the Company from time to time pursuant to Rule 415 under the Act. Such securities include (i) ordinary shares, par value $0.001 per share (the “Ordinary Shares”) , (ii) preferred shares, par value $0.001 per share (“Preferred Shares”), (iii) debt securities of the Company (the “Debt Securities”); (iv) guarantees of the Debt Securities (“Subsidiary Guarantees”); (v) depositary shares representing preferred shares of the Company and evidenced by depositary receipts; (vi) warrants to purchase Ordinary Shares, Preferred Shares, Debt Securities or other securities to be issued by the Company (the “Warrants”); (vii) units consisting of Ordinary Shares, Preferred Shares, Debt Securities and/or Warrants (the “Units”).

For the purposes of this opinion,

(a)	Vantage and the Malaysian Entities will each be individually referred to as a “Company” and together, the “Companies”;

(b)	VDM and VDL will be collectively referred to as the “Malaysian Entities” and each individually referred to as a “Malaysian Entity”; and

(c)	As the Malaysian Entities are amongst the Guarantors, any reference to the “Companies” accordingly includes the Malaysian Entities unless otherwise stated.

2.	Documents Reviewed

We have reviewed the originals, copies, drafts or conformed copies of the following documents:

2.1

The Certificate of Incorporation and Memorandum and Articles of Association of VDM as registered or adopted as at the date of incorporation, 25th day of January 2011 (the “VDM Certificate of Incorporation and Memorandum and Articles of Association”);

2.2

The Certificate of Incorporation and Memorandum and Articles of Association of VDL as registered or adopted as at the date of incorporation, 21st day of January, 2011 (the “VDL Certificate of Incorporation and Memorandum and Articles of Association”, and collectively with the VDM Certificate of Incorporation and Memorandum and Articles of Association, the “Certificates of Incorporation and Memorandum and Articles of Association”);

2.3	The written resolutions of the board of directors of each of the Malaysian Entities, each dated the 10th day of May, 2011 (the “Resolutions”);

2.4	The Certificate of Good Standing issued by the Companies Commission of Malaysia (the company registrar in Malaysia) in respect of VDM dated 24th day of May, 2011 (the “VDM Certificate of Good Standing”);

2.5	The Certificate of Good Standing issued by the Labuan Financial Services Authority (the Labuan entity registrar in Labuan) in respect of VDL dated 23rd day of May, 2011 (the “VDL Certificate of Good Standing”, and collectively with the VDM Certificate of Good Standing, the “Certificates of Good Standing”);

2.6	The certificates provided by an authorized director of each Malaysian Entity (the “Director’s Certificates”);

2.7	The documents listed in the Second Schedule hereto collectively referred to as the “Transaction Documents”.

3.	Assumptions

The following opinion is given only as to, and based on, circumstances and matters of fact existing and known to us on the date of this opinion. This opinion only relates to the laws of Malaysia which are in force on the date of this opinion. In giving this opinion, we have relied (without further verification) upon the completeness and accuracy of the Director’s Certificates and the Certificates of Good Standing. We have also relied upon the following assumptions, which we have not independently verified:

3.1	The Transaction Documents have been or will be authorized and duly executed and unconditionally delivered by or on behalf of all relevant parties in accordance with all relevant laws (other than, with respect to the Malaysian Entities, the law of Malaysia);

3.2	Copy documents, conformed copies or drafts of documents provided to us are true and complete copies of, or in the final forms of, the originals, and translations of documents provided to us are complete and accurate.

3.3	All signatures, initials and seals are genuine;

3.4	The power, authority and legal right of all parties under all relevant laws and regulations (other than, with respect to the Malaysian Entities, the laws and regulations of Malaysia) to enter into, execute, unconditionally deliver, and perform their respective obligations under the Transaction Documents;

4.	Opinions

Based upon, and subject to, the foregoing assumptions and the qualifications set out below, and having regard to such legal considerations as we deem relevant, we are of the opinion that:

4.1	Each Malaysian Entity has been duly incorporated as a private company limited by shares, is validly existing and in good standing under the laws of Malaysia and has full power and authority to enter into and perform its obligations pursuant to the Transaction Documents to which it is a party;

4.2	Each Malaysian Entity has full power, capacity and authority under the laws of Malaysia (including under its Memorandum and Articles of Association) to enter into, execute and perform its obligations under the Transaction Documents to which it is a party;

4.3	The execution and delivery of the Transaction Documents to which it is a party by each Malaysian Entity and the performance of its obligations thereunder do not conflict with or result in a breach of any of the terms or provisions of its Memorandum and Articles of Association or any law, public rule or regulation applicable to the Companies in Malaysia currently in force;

4.4	The execution, delivery and performance of the Transaction Documents to which it is a party have been authorized by and on behalf of each Malaysian Entity and such Transaction Documents have been, or will be, duly executed and delivered on behalf of such Malaysian Entity and constitute the legal, valid and binding obligations of such Malaysian Entity enforceable in accordance with their terms;

4.5	Any Subsidiary Guarantee included in such Debt Securities, if applicable, when issued, constitutes the legal and binding obligations of the Malaysian Entity that issued the Subsidiary Guarantee, enforceable against the Malaysian Entity that issued the Subsidiary Guarantee in accordance with its respective terms, except that the enforceability thereof is subject to the effect of (a) any applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or conveyance or other laws relating to or affecting creditors’ rights generally and (b) general principles of equity and public policy (regardless of whether such enforceability is considered in a proceeding in equity or at law).

5.	Qualifications

The opinions expressed above are subject to the following qualifications:

5.1	This opinion only relates to the laws of general application of Malaysia as at the date hereof and as currently applied by the Malaysian courts, and is given on the basis that it will be governed by and construed in accordance with the laws of Malaysia as at the date hereof. We have made no investigation of, and do not express or imply any views on, the laws of any country other than Malaysia. In rendering this legal opinion, we have assumed:

5.1.1	the genuineness of all signatures on the Agreements referred above;

5.1.2	the completeness and conformity to originals of all Agreements and/or Documents supplied to us as copied and the authenticity of the originals of the Agreements and/or Documents;

5.1.3	that there have been no amendments to the Memorandum and Articles of Association of the Companies (other than the Malaysian Entities) examined by us;

5.1.4	that the Board of Directors’ Resolutions of the Companies (other than the Malaysian Entities) have been duly passed and have not been amended or rescinded and are in full force and effect; and

5.1.5	save to the extent expressly opined on or in this opinion, that all factual statements made in the Documents are correct and are not misleading due to the omission, whether willful or otherwise, of any material fact (as to which we express no opinion).

5.2	The term “enforceable” as used above means that the obligations assumed by the Malaysian Entities under the Transaction Documents are of a type which the courts of Malaysia will enforce. It does not mean that those obligations will necessarily be enforced in all circumstances in accordance with their terms. In particular:

5.2.1	enforcement may be limited by insolvency, liquidation, reorganization, readjustment of debts or moratorium or other laws of general application relating to or affecting the rights of creditors;

5.2.2	enforcement may be limited by general principles of equity. For example, equitable remedies such as specific performance may not be available, inter alia, where damages are considered to be an adequate remedy; some claims may become barred under the statutes of limitation or may be or become subject to defenses of set off, counterclaim, estoppels and similar defenses;

5.2.3	where obligations are to be performed in a jurisdiction outside Malaysia, they may not be enforceable in Malaysia to the extent that performance would be illegal under the laws of that jurisdiction;

5.2.4

the Malaysian court has jurisdiction to give judgment in the currency of the relevant obligation and statutory rates of interest payable upon judgments will vary according to the currency of the judgment. If a Malaysian Entity becomes insolvent and is made subject to a liquidation proceeding, the Malaysian court will require all debts to be proved in a common currency, which is likely to be the “functional currency” of the Malaysian Entity determined in accordance with applicable accounting principles. Currency indemnity provisions have not been tested, so far as we are aware, in the courts of Malaysia;

5.2.5	arrangements that may be regarded as penalties may not be enforceable in accordance with their terms, and the Malaysian courts may instead award only such damages or compensation as they deem reasonable in lieu of enforcing such arrangements;

5.2.6	the courts of Malaysia may decline to exercise jurisdiction in relation to substantive proceedings brought under or in relation to the Transaction Documents in matters where they determine that such proceedings may be tried in a more appropriate forum; and

5.2.7	we reserve our opinion as to the enforceability of the relevant provisions of the Transaction Documents to the extent that they purport to grant exclusive jurisdiction to the courts of a particular jurisdiction as there may be circumstances in which the courts of Malaysia would accept jurisdiction notwithstanding such provisions;

5.3	Applicable court or other official fees will be payable in respect of the enforcement of the Transaction Documents;

5.4	To maintain the Malaysian Entities in good standing under the laws of Malaysia, annual filing fees must be paid and returns made to the Companies Commission of Malaysia (in the case of VDM) and the Labuan Financial Services Authority (in the case of VDL); each Malaysian Entity must make an entry in its Register of Charges in respect of the charges created by it under the Transaction Documents to which it is a party in order to comply with the applicable provision of Companies Act, 1965 of Malaysia or the Labuan Companies Act 1990 (as applicable); failure by VDM to comply with this requirement may invalidate any charge provided by VDM and it is in the interests of the secured parties that the Malaysian Entities should comply with the statutory requirements;

5.5	The obligations of the Malaysian Entities may be subject to restrictions pursuant to United Nations sanctions as implemented under the laws of Malaysia;

5.6	A certificate, determination, calculation or designation of any party to the Transaction Documents as to any matter provided therein might be held by a Malaysian court not to be conclusive, final and binding if, for example, it could be shown to have an unreasonable or arbitrary basis, or in the event of manifest error;

5.7	We make no comment with regard to the references to foreign statutes in the Transaction Documents;

5.8

We note that it is contemplated that the Transaction Documents are dated “as of” a certain date. Whilst parties to an agreement may agree as a matter of contract, inter se, that the rights and obligations therein contained should, in so far as the same may be possible, take effect from a date prior to the date of execution and delivery, if as a matter of fact that agreement was executed and delivered after the date “as of” which it is expressed to be executed and delivered, the agreement only comes into effect on the actual date of execution and delivery and, with respect to third parties, the agreement in so far as the rights of third parties may be available thereunder, takes effect only from the actual date of execution and delivery;

5.9	We express no view as to the commercial terms of the Transaction Documents or whether such terms represent the intentions of the parties and make no comment with respect to any representations which may be made by the Malaysian Entities, save and except to the extent expressly opined on herein.

This opinion may be relied upon by your advisers and your successors only in relation to the transaction specified above and lodged as an exhibit to the Registration Statement. We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the use of our name under the caption “Legal Matters” in the prospectus included in the Registration Statement, if and to the extent that the Registration Rights Statement requires this opinion to be exhibited. Save for the foregoing this opinion shall not be transmitted delivered to nor relied on by any other person nor read as an opinion with respect to any other matter or used for any other purpose or quoted or referred to in any public document filed with anyone.

This opinion is strictly limited to the matters stated herein and may not be read as extending by implication to any matters not specifically referred to. Nothing in this opinion should be taken as expressing an opinion in respect of any representations, warranties, or other information, contained in any of the above documents or any other document examined in connection with this opinion except as expressly confirmed herein.

Yours faithfully,

/s/ Lee Kin Hing	/s/ Azmi Mohd Ali
Lee Kin Hing	Azmi Mohd Ali
Associate	Senior Partner

First Schedule

Addressees

1.	Vantage Drilling Company
777 Post Oak Boulevard, Suite 800
Houston, Texas 77056

Second Schedule

Transaction Documents

1.	Registration Statement of Vantage Drilling Company on Form S-3.

2.	Indenture to be executed between Vantage Drilling Company (as Issuer) and Wells Fargo Bank, National Association (as Trustee)